Exhibit 99.1

For additional information contact:

Tracy L. Keegan

Executive Vice President and

Chief Financial Officer

(904) 998-5501

Atlantic coast Financial CORPORATION reports

FIRST quarter 2017 earnings of $0.10 per diluted share

•	Portfolio loans increased over $42 million in the first three months of 2017.
•	Deposits increased over $57 million in the first three months of 2017.
•	Credit quality remained stable during the first three months of 2017.
•	Core earnings per diluted share increased $0.03, or 43%, over first quarter last year.

JACKSONVILLE, Fla. (April 25, 2017) – Atlantic Coast Financial Corporation (Atlantic Coast or the Company, NASDAQ: ACFC), the holding company for Atlantic Coast Bank (the Bank), today reported earnings per diluted share of $0.10 for the first quarter of 2017 compared with earnings of $0.10 per diluted share in the same quarter last year.

Results for the three months ended March 31, 2016, included the benefit of gains on the sale of investment securities totaling $0.5 million. Excluding the effects of these gains on the sale of investment securities, core earnings per diluted share increased 43% to $0.10 for the three months ended March 31, 2017, from $0.07 for the three months ended March 31, 2016. Core earnings per diluted share is a non-GAAP financial measure, and a reconciliation of GAAP to non-GAAP financial measures is presented on page 5.

Commenting on the Company’s results, John K. Stephens, Jr., President and Chief Executive Officer, said, “We are pleased that Atlantic Coast has posted a solid start to 2017, highlighted by continued growth in deposits, which increased nearly 25% year over year. Our first quarter results not only demonstrate continued momentum in growing our loan portfolio, with a net increase of over $42 million during the quarter, they also highlight our success in attracting core deposits, which grew over $57 million during the quarter. This excess of core deposit growth over our loan growth contributes to our strategy to reduce our overall reliance on wholesale funding. Additionally, gains on sale of loans continue to increase as part of our core strategies; however, the amount of these gains may continue to vary significantly on a quarter-over-quarter basis depending on their pace through our loan pipeline, as well as other potential factors. Our first quarter progress also is noteworthy because it underscores the diversity of business, which has helped us maintain the momentum we achieved last year, even as we prepare for the potential effects of possible interest rate increases or other macroeconomic events that may affect the industry nationwide, as well as the seasonally slow nature of the first quarter. We remain focused on helping our communities by providing extraordinary service to our customers, including a wide range of borrowing opportunities for individuals and commercial enterprises, including small businesses. Considering our ongoing success and the opportunities we see across our markets, I believe Atlantic Coast remains well positioned to continue to build on the growth and expansion we have worked so hard to achieve over the past few years.”

Other significant highlights of the first quarter of 2017 included:

•	Net interest income improved to $6.4 million for the three months ended March 31, 2017, from $6.1 million for the three months ended March 31, 2016. Net interest margin was 3.20% for the three months ended March 31, 2017, up from 2.99% for the three months ended March 31, 2016.

•	Total loans (including portfolio loans, loans held-for-sale, and warehouse loans held-for-investment) increased 2% to $741.8 million at March 31, 2017, from $727.0 million at December 31, 2016, and 3% from $721.5 million at March 31, 2016. The Company’s loan growth since both March 31, 2016 and December 31, 2016, reflected originations in all lines of business, supplemented by selective loan acquisitions, partially offset by loan sales, principal amortization, and prepayments.

ACFC Reports First Quarter 2017 Results

April 25, 2017

•	Nonperforming assets, as a percentage of total assets, were 1.36% at March 31, 2017, compared with 1.44% at December 31, 2016, and 0.86% at March 31, 2016. Because of the Company’s generally stable credit quality throughout 2016 and continuing in the first quarter of 2017, reflecting an overall slowing pace of loan reclassifications, the Company was able to reduce its loan loss provision for the three months ended March 31, 2017, compared with the same period in 2016, while maintaining, in management’s view, an adequate ratio of allowance for portfolio loan losses to total portfolio loans.

•	Total assets increased to $923.8 million at March 31, 2017, from $907.5 million at December 31, 2016, and $893.0 million at March 31, 2016, primarily due to increases in portfolio loans and investment securities, which were partially offset by a decrease in cash and cash equivalents, as well as in other loans (loans held-for-sale and warehouse loans held-for-investment).

•	The Bank’s ratios of total risk-based capital to risk-weighted assets and Tier 1 (core) capital to adjusted total assets were 13.76% and 10.32%, respectively, at March 31, 2017, and each continued to exceed the levels – 10% and 5%, respectively – currently required for the Bank to be considered well-capitalized.

Tracy L. Keegan, Executive Vice President and Chief Financial Officer, added, “We were pleased to see further improvements in key financial metrics during the first quarter of 2017. Net interest margin increased 21 basis points versus the prior-year period and was down 10 basis points compared with the fourth quarter of 2016, primarily due to a decrease in the yield earned on loans and an increase in cost of deposits, which links with our strategies to optimize the core funding of our loan growth. Additionally, better credit quality for the first quarter reflected the second consecutive quarterly improvement in the level of nonperforming loans. Despite the reclassification of two particular loans in the third quarter of 2016, comprising two legacy loans excluded from our bulk sale in 2013, total nonperforming assets are only $5.3 million greater than those reported at the end of the first quarter last year. Meanwhile the strength of our coverage for possible portfolio loan losses, as measured by the allowance to total portfolio loans, remains virtually level with the year-earlier period.”

Bank Regulatory Capital	At
Key Capital Measures	March 31, 2017	Dec. 31, 2016	March 31, 2016
Total risk-based capital ratio (to risk-weighted assets)	13.76%	14.83%	13.08%
Common equity tier 1 (core) risk-based capital ratio (to risk-weighted assets)	12.56%	13.58%	11.91%
Tier 1 (core) risk-based capital ratio (to risk-weighted assets)	12.56%	13.58%	11.91%
Tier 1 (core) capital ratio (to adjusted total assets)	10.32%	9.44%	9.20%

The year-over-year increase in capital ratios at March 31, 2017, primarily reflected an increase in investment securities, which resulted in a decrease in risk-weighted assets and adjusted total assets. Additionally, the increase in each of the Bank’s capital ratios at March 31, 2017, reflected an increase in capital related to higher earnings over the past year. The sequential decrease in risk-weighted capital ratios for the first quarter of 2017 compared with the fourth quarter of 2016 reflected an increase in risk-weighted assets, due to growth in portfolio loans and a decrease in cash and cash equivalents, as well as an increase in the risk weighting of certain portfolio loan categories, partially offset by an increase in investment securities.

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ACFC Reports First Quarter 2017 Results

April 25, 2017

Credit Quality	At
	March 31, 2017	Dec. 31, 2016	March 31, 2016
	(Dollars in millions)
Nonperforming loans	$9.8	$10.1	$4.5
Nonperforming loans to total portfolio loans	1.42%	1.57%	0.69%
Other real estate owned	$2.8	$2.9	$3.2
Nonperforming assets	$12.6	$13.0	$7.7
Nonperforming assets to total assets	1.36%	1.44%	0.86%
Troubled debt restructurings performing for less than 12 months under terms of modification (1)	$13.6	$14.6	$4.5
Troubled debt restructurings performing for more than 12 months under terms of modification	$18.9	$20.3	$31.2

_________________________

(1)	Includes $7.6 million, $7.9 million, $0.8 million of nonperforming loans at March 31, 2017, December 31, 2016, and March 31, 2016, respectively.

Although nonperforming assets were higher at March 31, 2017, compared with March 31, 2016, the Company’s overall credit quality remains stable, as reflected by the decrease in nonperforming assets at the end of the first quarter of 2017, compared with those at the end of the last two sequential quarters. Aside from the reclassification of two specific loans to nonperforming during the third quarter of 2016, the general pace of loans reclassified to nonperforming and OREO continued to slow during the last 12 months.

Provision / Allowance for Loan Losses	At and for the Three Months Ended
	March 31, 2017	Dec. 31, 2016	March 31, 2016
	(Dollars in millions)
Provision for portfolio loan losses	$0.1	$0.1	$0.2
Allowance for portfolio loan losses	$8.3	$8.2	$7.8
Allowance for portfolio loan losses to total portfolio loans	1.20%	1.26%	1.20%
Allowance for portfolio loan losses to nonperforming loans	84.67%	80.38%	174.50%
Net charge-offs	$0.0	$0.0	$0.1
Net charge-offs to average outstanding portfolio loans (annualized)	0.00%	0.02%	0.08%

The Company’s provision for portfolio loan losses, which has trended within a moderately narrow range over the past year, was lower for the three months ended March 31, 2017, compared with that for the three months ended March 31, 2016, but higher compared with that for the three months ended December 31, 2016. This reflects a trend of solid economic conditions in the Company’s markets, which has led to continued low levels of net charge-offs during the last 12 months. The increase in the allowance for portfolio loan losses at March 31, 2017, compared with that at March 31, 2016 and December 31, 2016, was primarily attributable to loan growth, which reflected organic growth supplemented by strategic loan purchases that were partially offset by loan sales, principal amortization, and increased prepayments of one- to four-family residential mortgages and home equity loans. Management believes the allowance for portfolio loan losses at March 31, 2017, is sufficient to absorb losses in portfolio loans as of the end of the period.

Net charge-offs remained at a low level during the three months ended March 31, 2017, similar to the same period in 2016 and during the three months ended December 31, 2016.

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ACFC Reports First Quarter 2017 Results

April 25, 2017

Net Interest Income	Three Months Ended
	March 31, 2017	Dec. 31, 2016	March 31, 2016
	(Dollars in millions)
Net interest income	$6.4	$7.1	$6.1
Net interest margin	3.20%	3.30%	2.99%
Yield on investment securities	2.42%	2.29%	2.04%
Yield on loans	4.26%	4.40%	4.46%
Total cost of funds	0.80%	0.78%	1.08%
Average cost of deposits	0.67%	0.66%	0.58%
Rates paid on borrowed funds	1.77%	1.14%	2.37%

The increase in net interest margin during the three months ended March 31, 2017, compared with net interest margin for the three months ended March 31, 2016, primarily reflected a decrease in rates paid on borrowed funds. Also contributing to the increase in net interest margin was an increase in higher-margin interest-earning assets outstanding, reflecting the Company’s ongoing redeployment of excess liquidity to grow its portfolio loans, loans held-for-sale, and warehouse loans held-for-investment. The decrease in net interest margin during the three months ended March 31, 2017, compared with net interest margin for the three months ended December 31, 2016, reflected an increase in rates paid on borrowed funds and a decrease in the yield earned on loans.

Noninterest Income / Noninterest Expense / Income Tax Expense	Three Months Ended
	March 31, 2017	Dec. 31, 2016	March 31, 2016
	(Dollars in millions)
Noninterest income	$2.6	$1.9	$2.6
Noninterest expense	$6.6	$6.0	$6.1
Income tax expense	$0.8	$1.0	$0.9

Noninterest income for the three months ended March 31, 2017, was virtually flat compared with that of the three months ended March 31, 2016, primarily due to higher gains on the sale of loans held-for-sale, offset by lower gains on the sale of investment securities and a decrease in service charges and fees. The increase in noninterest income for the three months ended March 31, 2017, compared with that of the three months ended December 31, 2016, primarily reflected higher gains on the sale of loans held-for-sale, partially offset by lower gains from the extinguishment of FHLB advances (the FHLB Gain) and a decrease in service charges and fees.

The increase in noninterest expense during the three months ended March 31, 2017, compared with that of the three months ended March 31, 2016, primarily reflected increased foreclosed asset data processing expenses, as well as increased interchange expense and other miscellaneous operating expenses. The increase in noninterest expense during the three months ended March 31, 2017, compared with that of the three months ended December 31, 2016, primarily reflected increased incentive compensation costs associated with management’s successful execution of the Company’s continuing growth strategies, as well as increased occupancy and equipment expense and other miscellaneous operating expenses.

The decrease in income tax expense for the three months ended March 31, 2017, compared with that of the three months ended March 31, 2016 and December 31, 2016, reflected the decrease in income before income tax expense.

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ACFC Reports First Quarter 2017 Results

April 25, 2017

Use of Non-GAAP Financial Measures

This press release includes a discussion of “non-GAAP financial measures:” core earnings and core earnings per diluted share. A non-GAAP financial measure is generally defined as a numerical measure of a company’s historical or future financial performance, financial position, or cash flows that either excludes or includes amounts, or is subject to adjustments, so as to be different from the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (GAAP). Core earnings and core earnings per diluted share exclude the effects of certain transactions that occurred during the period, as detailed in the following reconciliation of these measures.

	Three Months Ended
	March 31, 2017	Dec. 31, 2016	March 31, 2016
	(Dollars in thousands)
Net income, as reported	$1,477	$2,002	$1,524
Less the gain on the sale of investment securities (1)	--	--	(521)
Less the FHLB Gain (2)	--	(255)	--
Adjusted net income (core earnings)	$1,477	$1,747	$1,003

Income per diluted share, as reported	$0.10	$0.13	$0.10
Less the gain on the sale of investment securities	--	--	(0.03)
Less the FHLB Gain	--	(0.02)	--
Adjusted income per diluted share (core earnings per diluted share) (3)	$0.10	$0.11	$0.07

_________________________

(1)	The gain on the sale of investment securities, which is included in noninterest income, totaled $828,000, and is shown above net of a tax expense adjustment of $307,000.
(2)	The FHLB Gain, which is included in noninterest income, totaled $412,000, and is shown above net of a tax expense adjustment of $157,000.
(3)	May not foot due to rounding.

Core earnings and core earnings per diluted share should be viewed in addition to, and not as a substitute for or superior to, net income and income per diluted share on a GAAP basis. Atlantic Coast’s management believes that the non-GAAP financial measures, when considered together with GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. Atlantic Coast’s management also believes that the non-GAAP financial measures aid investors in analyzing the Company’s business trends and in understanding the Company’s performance. In addition, the Company may utilize non-GAAP financial measures as guides in forecasting, budgeting and long-term planning processes and to measure operating performance for some management compensation purposes.

About the Company

Atlantic Coast Financial Corporation is the holding company for Atlantic Coast Bank, a Florida state-chartered commercial bank. It is a community-oriented financial institution serving the Northeast Florida, Central Florida and Southeast Georgia markets. Investors may obtain additional information about Atlantic Coast Financial Corporation on the Internet at www.AtlanticCoastBank.net, under Investor Relations.

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ACFC Reports First Quarter 2017 Results

April 25, 2017

Forward-looking Statements

Statements in this press release that are not historical facts are forward-looking statements that reflect management’s current expectations, assumptions and estimates of future performance and economic conditions, and involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. Such statements are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally are identifiable by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “plans,” “intends,” “projects,” “targets,” “estimates,” “preliminary,” or “anticipates” or the negative thereof or comparable terminology, or by discussion of strategy or goals or other future events, circumstances or effects. Moreover, forward-looking statements in this release include, but are not limited to, those relating to: our ability to continue attracting core deposits and lower our reliance on wholesale funding; our ability to fund loan growth with core deposits; our ability to achieve growth in the face of possible interest rate increases and other macroeconomic events; our ability to provide extraordinary service to our customers; the strength of our ratio of allowance for portfolio loan losses to total portfolio loans; and the allowance for portfolio loan losses being sufficient to absorb losses in respect of portfolio loans. The Company’s consolidated financial results and the forward-looking statements could be affected by many factors, including but not limited to: general economic trends and changes in interest rates; increased competition; changes in demand for financial services; the state of the banking industry generally; uncertainties associated with newly developed or acquired operations; market disruptions; and cyber-security risks. Further information relating to factors that may impact the Company’s results and forward-looking statements are disclosed in the Company’s filings with the Securities and Exchange Commission. In particular, please refer to “Item 1A. Risk Factors” beginning on page 38 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016. The forward-looking statements contained in this release are made as of the date of this release, and the Company disclaims any intention or obligation, other than imposed by law, to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

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ACFC Reports First Quarter 2017 Results

April 25, 2017

ATLANTIC COAST FINANCIAL CORPORATION

Statements of Operations (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended
	March 31, 2017	Dec. 31, 2016	March 31, 2016
Interest and dividend income:
Loans, including fees	$7,469	$8,282	$7,500
Securities and interest-earning deposits in other financial institutions	419	423	696
Total interest and dividend income	7,888	8,705	8,196

Interest expense:
Deposits	1,088	1,001	797
Securities sold under agreements to repurchase	--	--	1
Federal Home Loan Bank advances	428	588	1,308
Total interest expense	1,516	1,589	2,106

Net interest income	6,372	7,116	6,090
Provision for portfolio loan losses	100	50	150
Net interest income after provision for portfolio loan losses	6,272	7,066	5,940

Noninterest income:
Service charges and fees	434	532	633
Gain on sale of securities available-for-sale	--	--	828
Gain on sale of portfolio loans	--	87	--
Gain on sale of loans held-for-sale	1,542	368	414
Bank owned life insurance earnings	117	116	117
Interchange fees	329	323	358
Other	139	514	211
Total noninterest income	2,561	1,940	2,561

Noninterest expense:
Compensation and benefits	3,487	3,171	3,458
Occupancy and equipment	555	432	602
FDIC insurance premiums	135	134	172
Foreclosed assets, net	80	81	--
Data processing	611	653	456
Outside professional services	537	488	471
Collection expense and repossessed asset losses	139	140	145
Other	1,006	877	774
Total noninterest expense	6,550	5,976	6,078

Income before income tax expense	2,283	3,030	2,423
Income tax expense	806	1,028	899
Net income	$1,477	$2,002	$1,524

Net income per basic and diluted share	$0.10	$0.13	$0.10

Basic and diluted weighted average shares outstanding	15,442	15,417	15,415

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ACFC Reports First Quarter 2017 Results

April 25, 2017

ATLANTIC COAST FINANCIAL CORPORATION

Balance Sheets (Unaudited)

(Dollars in thousands)

	March 31, 2017	Dec. 31, 2016	March 31, 2016
ASSETS
Cash and due from financial institutions	$4,041	$3,744	$5,220
Short-term interest-earning deposits	23,713	56,149	23,873
Total cash and cash equivalents	27,754	59,893	29,093
Securities available-for-sale	101,069	65,293	81,447
Portfolio loans, net of allowance of $8,272, 8,162 and $7,774, respectively	681,576	639,245	640,250
Other loans:
Loans held-for-sale	2,126	7,147	5,978
Warehouse loans held-for-investment	58,118	80,577	75,230
Total other loans	60,244	87,724	81,208

Federal Home Loan Bank stock, at cost	6,941	8,792	11,683
Land, premises and equipment, net	14,734	14,945	15,339
Bank owned life insurance	17,652	17,535	17,187
Other real estate owned	2,806	2,886	3,207
Accrued interest receivable	1,741	1,979	2,057
Deferred tax assets, net	6,409	6,752	8,787
Other assets	2,908	2,415	2,704
Total assets	$923,834	$907,459	$892,962

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand	$67,926	$59,696	$52,125
Interest-bearing demand	127,297	106,004	108,613
Savings and money markets	249,279	224,987	174,594
Time	241,336	237,726	215,294
Total deposits	685,838	628,413	550,626
Federal Home Loan Bank advances	144,092	188,758	256,120
Accrued expenses and other liabilities	4,692	3,270	3,384
Total liabilities	834,622	820,441	810,130

Common stock, additional paid-in capital, retained deficit, and other equity	90,480	88,644	83,627
Accumulated other comprehensive loss	(1,268)	(1,626)	(795)
Total stockholders’ equity	89,212	87,018	82,832
Total liabilities and stockholders’ equity	$923,834	$907,459	$892,962

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ACFC Reports First Quarter 2017 Results

April 25, 2017

ATLANTIC COAST FINANCIAL CORPORATION

Selected Consolidated Financial Ratios and Other Data (Unaudited)

(Dollars in thousands)

	At and for the Three Months Ended March 31,
	2017	2016
Interest rate
Net interest spread	3.08%	2.88%
Net interest margin	3.20%	2.99%

Average balances
Portfolio loans receivable, net	$652,875	$623,855
Total interest-earning assets	796,609	813,465
Total assets	839,725	860,244
Deposits	651,868	553,978
Total interest-bearing liabilities	685,043	724,649
Total liabilities	751,532	777,646
Stockholders’ equity	88,193	82,598

Performance ratios (annualized)
Return on average total assets	0.70%	0.71%
Return on average stockholders’ equity	6.70%	7.38%
Ratio of operating expenses to average total assets	3.12%	2.83%

Credit and liquidity ratios
Nonperforming loans	$9,770	$4,455
Foreclosed assets	2,806	3,207
Impaired loans	34,669	36,441
Nonperforming assets to total assets	1.36%	0.86%
Nonperforming loans to total portfolio loans	1.42%	0.69%
Allowance for loan losses to nonperforming loans	84.67%	174.50%
Allowance for loan losses to total portfolio loans	1.20%	1.20%
Net charge-offs to average outstanding portfolio loans (annualized)	0.00%	0.08%
Ratio of gross portfolio loans to total deposits	100.58%	117.69%

Capital ratios
Tangible stockholders’ equity to tangible assets (1)	9.66%	9.28%
Average stockholders’ equity to average total assets	10.50%	9.60%

Other Data
Tangible book value per share (1)	$5.74	$5.34
Stock price per share	7.62	6.04
Stock price per share to tangible book value per share (1)	132.85%	113.09%

_________________________

(1)	Non-GAAP financial measure. Because the Company does not currently have any intangible assets, tangible stockholders’ equity is equal to stockholders’ equity, tangible assets is equal to assets, and tangible book value is equal to book value. Accordingly, no reconciliations are required for these measures.

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